EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of February 15, 2010, by and between Zoo Publishing, Inc., a New Jersey corporation with its offices at 3805 Edwards Road, Cincinnati, Ohio 45209 (the “Company”), and Steve Buchanan, an individual residing at ________________(“Executive”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.  Term of Employment. Executive’s employment under this Employment Agreement will commence on February 15, 2010 (the “Commencement Date”) and will expire, subject to earlier termination pursuant to Section 7 hereof, two (2) years thereafter (the “Employment Term”)..

2.  Positions.

(a)  Executive shall serve as the Chief Operating Officer for the Company.

(b)  The Executive shall report to the Chief Executive Officer of the Company or his designee. The Executive may be given such further reasonably related supervisory duties, powers and prerogatives as may be delegated to him from time to time by the Chief Executive Officer.

(c)  During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder.

 3.  Base Salary.   During the Employment Term and after the date of this Amendment, the Company shall pay Executive a base salary at the annual rate of not less than $350,000. Base salary shall be payable in accordance with the usual payroll practices of the Company.  Executive’s Base Salary shall be subject to annual review by the Board of the Company in December of each year and may be increased, but not decreased, from time to time upon recommendation of the Compensation Committee. The base salary as determined as aforesaid from time to time shall constitute “Base Salary” for purposes of this Employment Agreement.

 4.  Bonus.  For each year during the Employment Term, Executive shall be eligible to receive a bonus on such terms and conditions as the Board in the exercise of its sole and absolute discretion may determine.

5.  Employee Benefits and Vacation.

(a)  During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of the senior executives of the Company.

(b)  During the Employment Term, Executive shall be entitled to four (4) weeks vacation each year in accordance with the Company’s policies in effect from time to time.  Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

6.  Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company’s policies as in effect from time to time.

7.  Termination.

(a) The employment of Executive under this Employment Agreement shall terminate upon the occurrence of any of the following events:

(i)  the death of Executive;

(ii)  the termination of Executive’s employment by the Company due to Executive’s  Disability pursuant to Section 7(b) hereof;

(iii)  the termination of Executive’s employment by the Company without Cause;

(iv)  the termination of Executive’s employment by the Company for Cause pursuant to Section 7(c);

(b)  Disability. If Executive is unable to carry out his material duties pursuant to this Employment Agreement for more than thirty (30) days during any twelve (12) month period by reason of any physical or mental impairment, or suffers any medically determined physical or mental impairment that can be expected to result in death or that can be expected to render the Executive incapable of performing his duties to the Company for thirty (30) days or more (a “Disability”), the Company may terminate Executive’s employment for Disability, at any time, upon not less than ten (10) days prior written notice (a “Notice of Disability Termination”).

(c)  Termination By The Company.  Upon written notice, Executive’s employment hereunder may be terminated by the Company either for Cause or without Cause.  For purposes of this Employment Agreement, the term “Cause” shall include:

(i)	the refusal of Executive to follow the proper written direction of the Chief Executive Officer;

(ii)
failure by Executive to perform the material duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) which goes uncured for a period of two (2) business days after a written demand for performance is delivered to Executive by the Chief Executive Officer;

(iii)	Executive being convicted of a felony (other than a felony involving a motor vehicle);

(iv)	any material breach of this Agreement by Executive; or

(v)	Executive’s dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes).

8.  Consequences of Termination of Employment.

(a)  Death.  If Executive’s employment is terminated during the Employment Term by reason of Executive’s death, the employment period under this Employment Agreement shall terminate as of the date of death without further obligations to Executive’s legal representatives under this Employment Agreement except for:

(i)  any Base Salary earned but not yet paid through the end of the month of Executive’s death; and

(ii)  any accrued vacation pay payable pursuant to the Company’s policies and any unreimbursed business expenses payable pursuant to Section 6 which amounts shall be promptly paid in a lump sum to Executive’s estate;

(b)  Disability. If Executive’s employment is terminated by reason of Executive’s Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death.

(c)  Termination by the Company with Cause.  If Executive’s employment hereunder is terminated by the Company for Cause, Executive shall be entitled to receive only his Base Salary through the date of termination and any unreimbursed business expenses payable pursuant to Section 6.

(d)  Termination by the Company without Cause.  If the Executive’s employment is terminated by the Company without Cause, the Executive shall be entitled to receive:

(i)  all of the benefits set forth in Section 8(a) above, plus

(ii)  a severance equal to fifty-two (52) weeks of Base Salary (the “Severance Benefit”).   The Severance Benefit shall be payable over a fifty-two week period commencing on the first payroll date following the termination of employment in equal installments on the Company’s normal payroll dates during said period.

(e)  The Company’s obligation to provide the payments pursuant to Paragraph 8(e) hereof is expressly conditioned upon the Executive’s execution and delivery to the Company of a release agreement, satisfactory to the Company, including, but not limited to:

(i)  An unconditional release of all rights to any claims, charges, complaints, grievances, known or unknown to the Executive, through the date of the Executive’s termination from employment;

(ii)  A representation and warranty that the Executive has not filed or assigned any claims, charges, complaints, or grievances against the Company;

(iii)  An agreement not to use, disclose or make copies of any confidential information of the Company, as well as to return any such confidential information and property to the Company upon execution of such release;

(iv)  An agreement to maintain the confidentiality of the release;

(v)  A reaffirmation of his restrictive covenant; and

(v)  An agreement to indemnify the Company, in the event that the Executive breaches any portion of such release.

9.  Confidentiality/Noncompetition.

(a)  The Company and Executive acknowledge and agree that the services to be provided by Executive pursuant to this Employment Agreement are unique and extraordinary and, as a result of such employment, Executive will be in possession of Confidential Information relating to the business practices of the Company.  The term “Confidential Information” shall mean any and all information (verbal and written) relating to the Company or any of its affiliates, or any of their respective activities, other than general business practices not unique to Company but commonly practiced in the interactive entertainment industry and such information which can be shown by the Executive to be in the public domain or otherwise know to the public other than as a result of a breach of this Section 9, including but not limited to information relating to trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing, selling and servicing.  Executive agrees that he will not, during or after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information of the Company.

(b)  Executive agrees that he shall not, during the Employment Term and for a period of one year thereafter, directly or indirectly take any action which constitutes an interference with or a disruption of any of the Company’s business activities, including without limitation, solicitations of the Company’s customers or employees. For purposes of clarification, but not of limitation, Executive acknowledges and agrees that the provisions of this Section 9 shall prohibit him from directly or indirectly hiring, offering to hire, enticing, soliciting or in any manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by a representative of the Company, including the Executive, to discontinue or alter his, her or its relationship with the Company.

(c)  Executive agrees that he shall not, during the Employment Term and for a period of one (1) year thereafter directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any company or business, engage in any business activity which is directly or indirectly competitive with any of the products or services being developed, marketed, distributed, planned, sold or otherwise provided by the Company or its subsidiaries at such time.  The ownership by the Executive of not more than one percent of the shares of stock of any corporation having a class of equity securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed, in and of itself, to violate the prohibitions of this paragraph.

(d)  The Executive recognizes that the Company would suffer irreparable damage if the Executive were to violate the provisions of this Section 9.  In the event the Executive shall violate any of the terms or provisions of this Section 9, the Company shall have, in addition to any and all remedies of law, the right to seek and obtain, without bond or notice, ex parte or after a hearing, an injunction, specific performance or other equitable relief to prevent the violation of the Executive’s obligations hereunder and in connection therewith shall be entitled to collect all reasonable costs and expenses of suit, including, but not limited to, attorneys’ fees.  If it shall be finally determined by any court of competent jurisdiction in ruling on this Agreement that the scope or duration of any limitation contained in this paragraph 9 is too extensive to be legally enforceable, then the parties hereto agree that the scope or duration of such limitation shall be deemed to be the maximum scope or duration which shall be legally enforceable, and Executive’s hereby consents to the enforcement of such limitation as so modified.

10.  Miscellaneous.

(a)  Governing Law.  This Employment Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

(b)  Entire Agreement and Amendment.  This Employment Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the date hereof and supersedes any prior agreements between the Company and Executive, including, but not limited to the Original Agreement.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein.  This Employment Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)  No Waiver. The failure of a party to insist upon strict adherence to any term of this Employment Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this  Employment Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(d)  Assignment. This Employment Agreement shall not be assignable by Executive.

(e)  Successors; Binding Agreement; Third Party Beneficiaries.   This Employment Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

(f)  Communications. For the purpose of this Employment Agreement, notices and all other communications provided for in this  Employment Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, or (ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, or sent via reputable overnight courier addressed to the respective addresses set forth on the initial page of this  Employment Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith.  Notice of change of address shall be effective only upon receipt.

(g)  Withholding Taxes. The Company may withhold from any and all amounts payable under this Employment Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h)  Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

(i)  Counterparts. This Employment Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j)  Headings. The headings of the sections contained in this Employment Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Employment Agreement.

(k)  Executive’s Representation. Executive represents and warrants to the Company that there is no legal impediment to him performing his obligations under this Employment Agreement and neither entering into this Employment Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction. The Executive further represents and warrants that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, and he will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

(l)  BOTH PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS EMPLOYMENT AGREEMENT OR ANY ANCILLARY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE EMPLOYER TO HIRE EXECUTIVE.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

Zoo Publishing, Inc.

By:	/s/ Mark Seremet
Title: Chief Executive Officer

By:	/s/ Steve Buchanan
Steve Buchanan